Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Jayne Rosefield, Partner
Brunswick Group LLC
(212) 333-3810

For Immediate Release

DESTINATION MATERNITY REPORTS
SALES FOR THIRD QUARTER OF FISCAL 2014

Philadelphia, PA, July 10, 2014 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the third quarter of fiscal 2014 ended June 30, 2014.

Net sales for the third quarter of fiscal 2014 decreased 5.5% to $134.0 million from $141.9 million reported for the third quarter of fiscal 2013. Comparable sales data (which includes Internet sales) for the third quarter of fiscal 2014 and 2013 is presented in the table below.

	Third Quarter Ended June 30,
	2014	2013
	% increase (decrease)
Comparable Sales
Reported basis	(5.3)%	4.9%
Adjusted for calendar timing shift	(5.1)%	5.3%

The decrease in total reported sales for the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 resulted primarily from the decrease in comparable sales and decreased sales related to the Company's continued efforts to close underperforming stores.

Net sales for the first nine months of fiscal 2014 decreased 4.2% to $394.9 million from $412.0 million reported for the first nine months of fiscal 2013. Comparable sales data (which includes Internet sales) for the first nine months of fiscal 2014 and 2013 is presented in the table below.

	Nine Months Ended June 30,
	2014	2013
	% increase (decrease)
Comparable Sales
Reported basis	(3.3)%	3.0%
Adjusted for calendar timing shift	(3.3)%	3.9%

The decrease in total reported sales for the first nine months of fiscal 2014 compared to the first nine months of fiscal 2013 resulted primarily from the decrease in comparable sales and decreased sales related to the Company's continued efforts to close underperforming stores.

As previously announced on July 2, 2014, the Company has proposed a combination with Mothercare plc ("Mothercare") and is therefore subject to the provisions of the UK Takeover Code (the "Code"). Due to the requirements of the Code applicable to profit estimate disclosures (which include enhanced review procedures by the Company's independent public accountants), the Company is not currently permitted to update its 2014 profit and earnings per share guidance in accordance with its customary quarterly practice. However, as a result of the weakness in sales results reported herein, as well as weakness in gross margin due to higher than planned price promotional and markdown activity, the Company expects that its diluted and adjusted diluted earnings per share for the third fiscal quarter (ended June 30, 2014) and its operating income, adjusted EBITDA and diluted and adjusted diluted earnings per share for the full fiscal year 2014 will be below the guidance ranges provided previously and, as such, the quarterly and full fiscal year guidance provided previously is no longer valid. The Company expects it will issue earnings results for the third quarter and nine month period ended June 30, 2014 by no later than August 11, 2014 (which is the deadline for the filing of the Company's Quarterly Report on Form 10Q).

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "Our total sales of $134.0 million for the third quarter were considerably weaker than planned and were below the low end of our sales guidance range of $138 to $142 million provided in our April 24 press release, primarily due to our reported comparable sales decrease of 5.3%, which was below the low end of our guidance range for a comparable sales change of between a decrease of 1% and an increase of 2% for the quarter. We attribute this sales weakness to (1) a continued difficult overall economic and retail environment, resulting in decreased store traffic for us and many retailers, (2) weaker consumer reception than expected to certain portions of our merchandise assortments, reflecting continued opportunity to enhance our merchandise assortments, (3) the negative sales impact from the current popularity of many looser-fitting fashion trends in the non-maternity women's apparel market, such as maxi dresses, baby doll dresses, active bottoms with elastic waists, other soft knit elastic-waist bottoms and shorts, and oversized peasant-style woven tops, all of which can more readily fit a pregnant woman than typical non-maternity fashions, and could thus be purchased in numerous non-maternity retail stores, and not only in our stores, (4) the later arrival of warmer, Spring-like weather versus last year throughout much of the United States, which shortened the full-price selling season for Spring and Summer merchandise and led to our higher than planned price promotional and markdown activity to manage inventory in the face of lower than planned sales and earlier and deeper price promotional activity among our maternity apparel competitors, and (5) some increased competitive activity in the maternity apparel space compared to last year. We remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience."

For the quarter ended June 30, 2014, the Company opened five stores, including four Destination Maternity nameplate stores, and closed eight stores, including one closing related to a Destination Maternity nameplate store opening. For the nine months ended June 30, 2014, the Company opened 16 stores, including six Destination Maternity nameplate stores, and closed 37 stores, including six closings of Destination Maternity nameplate stores and four store closings related to Destination Maternity nameplate store openings. As of June 30, 2014, the Company operates 575 stores, 1,326 leased department locations and 1,901 total retail locations, compared to 606 stores, 1,287 leased department locations and 1,893 total retail locations operated as of June 30, 2013. The growth in the number of leased department locations at June 30, 2014 compared to June 30, 2013 resulted predominantly from the increase in the number of leased departments operated in buybuy BABY® stores. As of June 30, 2014, the Company operates leased departments in 87 buybuy BABY stores, an increase from the 59 leased departments operated in buybuy BABY stores as of September 30, 2013, and the 44 leased departments operated in buybuy BABY stores as of June 30, 2013.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday.  Thus, for each calendar quarter, there is a "days adjustment calendar shift" which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week.  In order to quantify and eliminate the effect on reported comparable sales results of the "days adjustment calendar shift", the Company also presents comparable sales on a calendar-adjusted basis. For the third quarter of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday April 1, 2014 through Monday June 30, 2014 compared to the period Tuesday April 2, 2013 through Monday July 1, 2013. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the third quarter of fiscal 2014 by approximately 0.2 percentage points. Thus, calendar-adjusted comparable sales for the third quarter of fiscal 2014 decreased 5.1%, compared to the reported comparable sales decrease of 5.3%. For the first nine months of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday October 1, 2013 through Monday June 30, 2014 compared to the period Tuesday October 2, 2012 through Monday July 1, 2013. The Company estimates the calendar shift had negligible impact on its reported comparable sales for the first nine months of fiscal 2014. Thus, both calendar-adjusted comparable sales and reported comparable sales for the first nine months of fiscal 2014 decreased 3.3%. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the third quarter of fiscal 2013 by approximately 0.4 percentage points. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first nine months of fiscal 2013 by approximately 0.9 percentage points, primarily as a result of: (1) having one less Saturday versus the first nine months of fiscal 2012, and (2) having one less day versus the first nine months of fiscal 2012 due to the leap year in 2012.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of June 30, 2014, Destination Maternity operates 1,901 retail locations, including 575 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,326 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea and Mexico. As of June 30, 2014, Destination Maternity has 77 international franchised locations, including 18 Destination Maternity branded stores and 59 shop-in-shop locations. During the third quarter of fiscal 2014 the Company commenced its previously announced expansion in Mexico, pursuant to its franchise agreement with El Puerto de Liverpool, S.A.B. de C.V., the largest department store company in Mexico, with the opening of 47 shop-in-shops in Liverpool's department stores, and the first freestanding Destination Maternity store in Mexico, with plans to open additional shop-in-shops and freestanding stores in Mexico later in 2014 and beyond.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, potential acquisitions and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the possibility that an offer will or will not be pursued with respect to the proposed acquisition of Mothercare plc (the "proposed acquisition"), failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed acquisition, adverse effects on the market price of the Company's common stock and on the Company's operating results because of a failure to complete the proposed acquisition, failure to realize any benefits of the proposed acquisition, the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to generate sufficient free cash flow to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company's periodic filings with the U.S. Securities and Exchange Commission (the "SEC"), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.